UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Specialty Underwriters’ Alliance, Inc.

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April 1, 2009
Dear Fellow Stockholders:
Enclosed with this package are proxy materials and a WHITE PROXY CARD relating to our upcoming 2009 annual stockholders meeting. Your vote to support your board of directors at this year’s meeting is one of the most important decisions you will make regarding Specialty Underwriters’ Alliance, Inc. (“SUA”) and its future.
The members of your board of directors are independent, highly qualified and have a proven track record of protecting the long-term interests of all SUA stockholders. Please vote your WHITE PROXY CARD today. Your vote is very important, no matter how many shares you own.
One of our competitors, Hallmark Financial Services, Inc. (“Hallmark”), under the direction of its chairman Mark Schwarz, has acquired a large stake in your company and is seeking your support to elect its own nominees to your board. As you may remember, Hallmark made an all-stock offer for SUA’s shares last June. The board of directors, in consultation with its financial and legal advisors, reviewed Hallmark’s offer and, after careful deliberation, unanimously determined not to accept that offer, concluding that it was inadequate and inconsistent with SUA’s strategic direction.
Hallmark has now opted for an alternative method to gain control over SUA without providing value to the stockholders by asking you to vote for their alternative slate of directors. Please discard any gold proxy card you receive from Hallmark.
WE BELIEVE HALLMARK INTENDS TO ACQUIRE CONTROL OF THE COMPANY
We do not believe that Hallmark has nominated its slate of directors as an involved, concerned stockholder, as Hallmark contends. Rather, we believe Hallmark is seeking control of SUA. Consider these facts:
➢	Over the last ten months, Mark Schwarz, Chairman of Hallmark’s board of directors, has repeatedly expressed Hallmark’s intent to acquire and exert control over your Company both in public statements and in conversations with senior officers of SUA.

➢	As recently as March 2, 2009 at a dinner with SUA executives, Mr. Schwarz expressed Hallmark’s continuing interest in entering into discussions with SUA’s board to pursue negotiations of a definitive merger.
222 S. Riverside Plaza, Suite 1600 w Chicago, IL 60606-6001 w 312.277.1652 w fax: 877.782.2098 w www.suainsurance.com

Hallmark owns 9.9% of the Company, yet seeks board representation of over 40%. Given Hallmark’s demonstrated and continuing desire to acquire SUA, we believe this excess representation will dilute the true independence of the board and is not in the best interest of all SUA stockholders.
In fact, Mr. Schwarz rejected representation on SUA’s board of directors.
In an effort to avoid this costly proxy contest, we approached Mr. Schwarz on March 17, 2009 and told him our board was willing to increase its size to add ONE of the additional directors he had proposed. We requested that Hallmark agree not to seek control of SUA for a reasonable period of time without approval of our board (which would include Hallmark’s nominee). We believe Hallmark’s rejection of our offer to seat one Hallmark nominee reveals that the true motivation for the election of Hallmark’s alternative slate is to push for effective control of SUA.
YOUR BOARD REPRESENTS ALL STOCKHOLDERS, WHILE WE BELIEVE THE HALLMARK NOMINEES WOULD REPRESENT ONLY ONE STOCKHOLDER – HALLMARK
The members of the SUA board of directors have consistently taken great care to exercise their judgment in the best interest of all the Company’s stockholders.
Hallmark claims that SUA avoided engaging in discussions with Hallmark regarding Hallmark’s June 2008 offer. What Hallmark does not disclose is that Courtney Smith, our Chief Executive Officer, replied to Mr. Schwarz’ requests to meet with your board by inviting Mr. Schwarz to provide any additional relevant information in writing prior to their meetings. It was Hallmark that was then unresponsive.
In addition to the meeting of our Chief Executive Officer and General Counsel with Mr. Schwarz on March 2, 2009, certain of our independent board members have agreed to meet with Mr. Schwarz in early April 2009 to allow him to get to know our directors and share Hallmark’s perspective on SUA.
Hallmark portrays itself as a champion of corporate governance. To the contrary, the governance rating data shows otherwise. According to RiskMetrics Group, a leading independent proxy advisor who rates public companies based on their corporate governance:
➢	SUA’s Corporate Governance Quotient (“CGQ”) is better than 99.2% of all companies that RiskMetrics rates and better than 83.1% of insurance companies.

➢	In contrast, Hallmark Financial Services’ CGQ is better than just 31.4% of insurance companies.
222 S. Riverside Plaza, Suite 1600 w Chicago, IL 60606-6001 w 312.277.1652 w fax: 877.782.2098 w www.suainsurance.com

Your current board is dedicated to protecting your best interests. Consider the following:
➢	Independence. We currently have five independent directors and two employee directors. In addition to our independent standing committees, the board’s Strategic Review Committee reviews all strategic alternatives for SUA.

➢	Excellent Communication with, and Responsiveness to, our Stockholders. We have open lines of communication with all of our stockholders and respond to inquiries in a very timely manner. We reach out to our largest stockholders after every earnings call. During our most recent visit with many of our larger stockholders last September, we heard unanimous support for our board’s decision not to accept the Hallmark offer. We welcome input from our stockholders at any time.
We always will seek to increase value for all of our stockholders, whether through organic growth or through a sale or merger of the company should that be in the best interests of our stockholders.
➢	Since September 2008, the capital markets and general business activities have been severely impacted by the economic environment and credit crisis, to a degree unprecedented in recent history.

➢	We believe these events have adversely impacted our business and our current stock valuation, which we believe does not reflect the intrinsic value of SUA’s business platform that has been built over the past four years.

➢	Hallmark is aware of this discounted value and apparently wants to change the board in order to capture that value for itself.

➢	We believe our stockholders are best served if we continue to build our business and to insist that any proposed sale or merger transaction recognize the long-term potential of the SUA business platform.
IF A STRONG GOVERNING APPROACH IS IMPORTANT TO YOU AND YOU BELIEVE YOUR BOARD SHOULD SEEK TO ENHANCE VALUE FOR ALL STOCKHOLDERS – VOTE THE WHITE PROXY CARD!
222 S. Riverside Plaza, Suite 1600 w Chicago, IL 60606-6001 w 312.277.1652 w fax: 877.782.2098 w www.suainsurance.com

Your board strongly urges you not to sign any gold proxy card you may receive from Hallmark. Instead, your board urges you to sign and date the WHITE PROXY CARD enclosed and return it in the envelope provided.
Thank you for your time and attention.
Sincerely,
Your Board of Directors
If you have questions or need assistance voting your shares, please call:
The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Toll Free at: (866) 620-5668
or
(201) 806-7300

•	Even if you have previously signed a gold proxy card, you should sign, date and return the enclosed WHITE PROXY CARD. You have the right to change your vote and only the latest dated proxy counts.

•	Please do not send back any gold proxy card you receive, even to vote against the Hallmark candidates. Doing so will cancel any prior vote you cast for your board. Please return only the WHITE PROXY CARD.

•	If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the enclosed WHITE PROXY CARD.
222 S. Riverside Plaza, Suite 1600 w Chicago, IL 60606-6001 w 312.277.1652 w fax: 877.782.2098 w www.suainsurance.com